Exhibit 99.1 – Press Release issued by Internet America on September 29, 2003

INTERNET AMERICA REPORTS REVISED

2003 FISCAL YEAR END RESULTS

DALLAS, September 29, 2003 — Internet America, Inc. (OTCBB: GEEK) today announced revised results for its fourth quarter and year ended June 30, 2003. The result of the revision was to increase interest expense and, thus, decrease net income, by $150,000 for the fourth quarter and for the fiscal year ended June 30, 2003. The revision had no impact on EBITDA as previously reported.

The impact of the revision was to decrease net income by $150,000 to $2.3 million, or $0.22 per share, for the fiscal year ended June 30, 2003 and decrease net income by $150,000 to $491,000, or $0.05 per share, for the quarter ended June 30, 2003.

The revision is the result of a revised fair market valuation of an option to purchase the Company’s common stock. For more information related to this revision, please see the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2003 which was filed September 29, 2003.

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.